Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements Nos. 333-12503, 333-52631, 333- 62333, 333-72149, 333-35068, 333-35074, 333-37892, 333-44608, 333-44610, 333-54904, 333-56002 and 333-81702 on Form S-8, Nos. 333-86925, 333-89809, 333-90557, 333-90963, 333-91527, 333-94457, 333-35802, 333-36748, 333-41628, 333-44538, 333-51276, 333-57316, 333-57158, 333-57160, 333-63702, 333-64102, 333-74486, 333-74650 and 333-74776 on Form S-3, and Nos. 333-91467 and 333-62230 on Form S-4 of E*TRADE Group, Inc., of our report dated January 14, 2002 (March 27, 2002 as to the last paragraph of Note 22) appearing in this Annual Report on Form 10-K of E*TRADE Group, Inc. for the year ended December 31, 2001.

/S/    DELOITTE & TOUCHE LLP

San Jose, California
March 27, 2002